Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Standard BioTools Inc. for the registration of 10,837,152 shares of its common stock issuable upon exercise of awards under the SomaLogic, Inc. 2009 and 2017 Equity Incentive Plans, the SomaLogic, Inc. 2021 Omnibus Incentive Plan, and the Non-Statutory Stock Option Agreements dated June 6, 2014, November 19, 2018, September 1, 2020, August 6, 2021 and August 20, 2021, and to the incorporation by reference of our report dated March 28, 2023, with respect to the consolidated financial statements of SomaLogic, Inc. as of and for the years ended December 31, 2022 and 2021 included in the Amendment No. 1 to the Current Report on Form 8-K of Standard BioTools Inc., filed with the Securities and Exchange Commission on January 19, 2024.

/s/ Ernst & Young LLP

Denver, Colorado

January 19, 2024